EXHIBIT 15

The Board of Directors and Shareholders of

Atmos Energy Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Atmos Energy Corporation for the registration of $1,750,000,000 of debt securities and common stock to be filed with the Securities and Exchange Commission of our reports dated February 7, 2013, relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation that are included in its Form 10-Q for the quarter ended December 31, 2012.

/s/ ERNST & YOUNG LLP

Dallas, Texas

March 25, 2013